Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Carvana Co. (“Carvana”) and the historical combined financial position and results of operations of the U.S. physical auction business of ADESA, Inc. (the “Acquired Business” or “ADESA”) after giving effect to the transaction as described in Note 1 – Description of the Transaction and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

•

Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”) where the assets and liabilities of ADESA will be recorded by Carvana at their respective fair values as of the date the transaction is completed;

•	Adjustments to conform the accounting policies and financial statement presentation of ADESA to those of Carvana;

•

The payment of approximately $2.2 billion (subject to working capital adjustments) to KAR Auction Services, Inc. (“KAR”) (subject to customary closing adjustments) in exchange for the right, title and interest in and to all of the outstanding shares of common stock of ADESA;

•	The net proceeds from the issuance of up to $2.275 billion in aggregate principal amount of senior unsecured notes;

•	The net proceeds from the issuance and sale of 9.826 million shares of Class A common stock, par value $0.001 per share;

•

The issuance and sale of up to $1.0 billion of shares of Series A Perpetual Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The terms and conditions of the Preferred Stock and the rights of its holders will be set forth in a Certificate of Designations of Series A Perpetual Preferred Stock of Carvana, and will be filed with the office of the Secretary of State of the State of Delaware;

•	Adjustments to reflect transaction costs that would have been incurred had the transaction been effected as of and for the year ended December 31, 2021.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Carvana and the related notes included in Carvana’s Annual Report on Form 10-K as of and for the year ended December 31, 2021, and (ii) the historical audited combined financial statements of ADESA and the related notes as of and for the year ended December 31, 2021 included as Exhibit 99.1 in this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the transaction as if it had occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the transaction as if it had occurred on January 1, 2021.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial information has been prepared by Carvana in accordance with Regulation S-X Article 11 under the Securities Act of 1933, as amended (the “Securities Act”).

The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies, or revenue synergies that may result from the transaction or the costs to achieve such synergies.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under United States Generally Accepted Accounting Principles (“GAAP”). GAAP requires that business combinations are accounted for under the acquisition method of accounting, which requires all of the following steps: (a) identifying the acquirer; (b) determining the acquisition date; (c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (d) recognizing and measuring goodwill or a gain from a bargain purchase. For the planned transaction, Carvana will be treated as the accounting acquirer. On the acquisition date, the identifiable assets acquired and liabilities assumed and goodwill will be measured at fair value, with limited exceptions. The results of operations for the combined company will be reported prospectively after the acquisition date. While pro forma adjustments related to ADESA assets and liabilities were based on estimates of fair value determined from preliminary information received from KAR and initial discussions between Carvana and KAR management, due diligence efforts, and information available in the historical audited financial statements of ADESA and the related notes, the detailed valuation studies necessary to arrive at the required estimates of the fair value of the ADESA assets to be acquired and the liabilities to be assumed, as well as the identification of all adjustments necessary to conform Carvana and ADESA accounting policies, remain subject to completion because, amongst other things, prior to the closing of the transaction, both companies are limited in their ability to share information. Thus, certain valuations and other studies have yet to progress to a stage where there is sufficient information available for a definitive measurement. Carvana intends to complete the valuations and other studies upon completion of the transaction and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the transaction. The assets and liabilities of ADESA have been measured based on various preliminary estimates using assumptions that Carvana believes are reasonable, based on information that is currently available. Accordingly, actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information and the differences may be material.

Further, Carvana has not identified all adjustments necessary to conform ADESA’s accounting policies to Carvana’s accounting policies. Upon completion of the merger, or as more information becomes available, ADESA will perform a more detailed review of Carvana’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. Carvana estimated the fair value of certain ADESA assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in ADESA’s Securities and Exchange Commission (“SEC”) filings and other publicly available information. Until the merger is completed, both companies are limited in their ability to share certain information.

CARVANA CO. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2021

(in millions)

	Historical Carvana	Historical ADESA after Reclassifications (Note 3)	Pro Forma Adjustments	Notes	Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$403	$12	$2,095	5 (a)	$2,510
Restricted cash	233	—	—		233
Accounts receivable, net	206	179	(6)	4	379
Finance receivables held for sale, net	356	—	—		356
Vehicle inventory	3,149	16	—		3,165
Beneficial interests in securitizations	382	—	—		382
Other current assets	163	6	—		$169

Total current assets	4,892	213	2,089		7,194

Property and equipment, net	1,560	446	535	5 (i)	2,541
Operating lease right-of-use assets	369	231	—		600
Intangible assets, net	4	117	103	5 (b)	224
Goodwill	9	775	223	4, 5 (c)	1,007
Other assets	181	2	—		183

Total assets	$7,015	$1,784	$2,950		$11,749

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$656	$349	$(6)	5 (e)	$999
Short-term revolving facilities	2,053	—	—		2,053
Current portion of long-term debt	152	—	—		152
Other current liabilities	29	27	—		56

Total current liabilities	2,890	376	(6)		3,260

Long-term debt, excluding current portion	3,208	—	2,196	5 (f)	5,404
Operating lease liabilities	361	229	—		590
Other liabilities	31	88	(85)	5 (d)	34

Total liabilities	6,490	693	2,104		9,288

Commitment and contingencies
Redeemable noncontrolling interest
Preferred equity	—	—	965	5 (h)	965
Shareholders’ equity:
Total Carvana equity	306	—	971	5 (g)	1,277
Total US Auctions equity	—	1,091	(1,091)	5 (g)	—

Total shareholders’ equity	306	1,091	(120)		1,277
Noncontrolling interests	219	—	—		219

Total equity	525	1,091	(120)		1,496

Total liabilities, preferred equity, and equity	$7,015	$1,784	$2,950		$11,749

CARVANA CO. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2021

(in millions, except per share and per share data)

	Historical Carvana	Historical ADESA after Reclassifications (Note 3)	Pro Forma Adjustments	Notes	Pro Forma Condensed Combined
Revenue:
Used vehicle sales, net	$9,851	$—	$—		$9,851
Wholesale vehicle sales	1,920	882	(20)	6 (d)	2,782
Other sales and revenues	1,043	—	—		1,043

Net sales and operating revenues	12,814	882	(20)		13,676
Cost of sales	10,885	600	(20)	6 (d)	11,465

Gross profit	1,929	282	—		2,211
Expenses:
Selling, general and administrative	2,033	253	(26)	6(a), 6(b)	2,260
Interest expense, net	176	1	213	6 (e)	390
Other expense (income), net	6	(11)	—		(5)

Net income (loss) before income taxes	(286)	39	(187)		(434)
Income tax provision	1	9	(9)	6 (c)	1

Net income (loss)	(287)	30	(178)		(435)
Net income (loss) attributable to non-controlling interests	$(152)	$—	$(57)	6 (g)	$(209)

Net income (loss) attributable to Carvana Co.	(135)	30	(121)		(226)

Net income (loss) attributable to Class A common stockholders	$(135)	$30	$(121)		$(226)

Net income (loss) per share of Class A common stock, basic and diluted	$(1.63)				$(3.68)
Weighted-average shares of Class A common stock, basic and diluted	82,805		9,826	6(f)	92,631

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Description of the Transaction

On February 24, 2022, Carvana Group, LLC (“Carvana Group”) and KAR entered into the purchase agreement. The purchase agreement provides that, pursuant to the terms and subject to the conditions set forth therein, Carvana Group will acquire all of KARs right, title, and interest in and to all of the outstanding shares of common stock of ADESA for an aggregate cash purchase price of approximately $2.2 billion (before adjustments for closing date cash, final closing date indebtedness, transactions expenses, and net working capital adjustments). The U.S physical auction business of ADESA is subject to a number of conditions which are not within Carvana’s control. There can be no assurance as to when, or if, the conditions to closing of the U.S physical auction business of ADESA will be satisfied or waived or that other events will not intervene to delay the U.S physical auction business of ADESA or result in the termination of the ADESA purchase agreement.

Carvana intends to issue up to $1,000 million of Preferred Stock to third party investors and up to $2.275 billion in aggregate principal amount of senior unsecured notes due 2030 (the “Senior Notes”). Carvana intends to use the net proceeds from the issuance of the Preferred Stock and Senior Notes to finance the proposed ADESA acquisition and to pay related fees and expenses and for working capital, capital expenditures, and other general corporate purposes.

Additionally, Carvana is offering 9.826 million shares of its Class A common stock and intends to contribute the net proceeds of $980 million from this offering to its wholly owned subsidiary, Carvana Co. Sub LLC (“Carvana Sub”), that will use the net proceeds to purchase newly-issued Class A common units (“Class A Units”) in Carvana Group. This excludes the 1,300 thousand shares of Class A common stock issuable upon exercise of options outstanding as of April 19, 2022 with an average exercise of $79.66 per share. If all outstanding Class A Units and Class B common units (“Class B Units”, and together with the Class A Units, the “LLC Units”) held by the LLC Unit holders were exchanged for newly-issued shared of Class A common stock, 174.9 million shares of Class A common stock would be outstanding.

Note 2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical consolidated statement of operations of Carvana and the historical combined statements of operations of ADESA for the period from January 1, 2021 to December 31, 2021, giving effect to the transaction as if it had been completed on January 1, 2021. The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical consolidated balance sheet of Carvana and the historical combined balance sheet of ADESA, giving effect to the transaction as if it had been completed on December 31, 2021. Both Carvana and ADESA have a fiscal year end of December 31.

ADESA’s historical combined financial information has been presented on a “carve-out” basis from KAR’s consolidated financial statements using the historical results of operations, assets, and liabilities of ADESA and includes allocations of corporate expenses and shared expenses from KAR. These allocations reflect significant assumptions and the financial statements may not fully reflect what ADESA’s financial position, results of operations, or cash flows would have been had it been a stand-alone company during the period presented. As a result, historical financial information is not necessarily indicative of ADESA’s future results of operations or financial position.

The unaudited pro forma condensed combined financial statements do not include any adjustments to these corporate and shared expense allocations from KAR nor the realization of any costs from operating efficiencies, synergies, or other restructuring activities that might result from the transaction. Additionally, the unaudited pro forma condensed combined financial statements do not include any autonomous entity adjustments related to the transition services agreement whereby KAR will provide various services to Carvana following the close as the information to calculate the impact on the combined company’s operating results is not currently available. Further, there may be additional charges related to restructuring or other integration activities resulting from the transaction, the timing, nature, and amount of which Carvana’s management cannot currently identify, and thus, such charges are not reflected in the unaudited pro forma condensed combined financial statements. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Carvana believes are reasonable under the circumstances.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the transaction involving Carvana and ADESA under the acquisition method of accounting with Carvana as the acquirer. The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of ADESA, as of the acquisition date, will be recorded by Carvana at their respective fair values and the excess of the purchase consideration over the fair value of ADESA’s net assets will be allocated to goodwill. The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary materially from the actual purchase price allocation that will be recorded at the time the transaction is completed since, among other reasons, certain information will not be available until after the transaction is completed.

As discussed in Note 3 – Reclassification Adjustments, certain reclassifications were made to align Carvana’s and ADESA’s financial statement presentation. There may be further reclassifications identified as future information is received and because certain information may not be available until after the transaction is completed. Upon completion of such review, additional conforming material adjustments or financial statement reclassification, may be necessary.

Note 3. Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, Carvana performed a preliminary analysis of ADESA’s historical combined financial information to identify differences in accounting policies as compared to those of Carvana and differences in financial statement presentation as compared to the financial statement presentation of ADESA. At this time, Carvana is not aware of any material differences between the accounting policies of Carvana and ADESA that would continue to exist subsequent to the application of acquisition accounting. However, certain reclassification adjustments have been made to conform ADESA’s historical financial statement presentation to Carvana’s financial statement presentation. Following the consummation of the transaction, Carvana will conduct a more detailed review of ADESA’s accounting policies to determine if differences in accounting policies require further reclassification or adjustment of ADESA’s results of operations, or reclassification or adjustment of assets or liabilities, to conform to Carvana’s account policies and presentation. As a result, Carvana may identify additional differences between the accounting policies of Carvana and ADESA that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and impacts thereof will not be available until after the transaction is completed.

Pro forma reclassifications to the ADESA historical combined balance sheet as of December 31, 2021:

Refer to the table below for a summary of reclassification adjustments made to ADESA’s historical balance sheet as of December 31, 2021 to conform with Carvana’s historical consolidated balance sheet as of December 31, 2021 as set forth below:

(in millions)	ADESA Historical	Reclassification Adjustments	Notes	Historical ADESA after Reclassification
Cash and cash equivalents	$12	$—		$12
Restricted cash	—	—		—
Accounts receivable, net	—	179	(c)	179
Trade receivables, net	179	(179)	(c)	—
Vehicle inventory	16	—		16
Other current assets	6	—		6

Total current assets	213	—		213

Property and equipment, net	446	—		446
Operating lease right-of-use assets	231	—		231
Goodwill	775	—		775
Customer relationships, net of accumulated amortization	84	(84)	(a)	—
Other intangible assets, net of accumulated amortization	33	(33)	(b)	—
Intangible assets, net	—	117	(a) (b)	117
Other assets	2	—		2

Total assets	$1,784	$—		$1,784

Accounts payable and accrued liabilities	286	63	(e) (f)	349
Accrued employee benefits and compensation expenses	27	(27)	(e)	—
Other accrued expenses	36	(36)	(f)	—
Current portion of operating lease liabilities	27	(27)	(d)	—
Other current liabilities		27	(d)	27

Total current liabilities	376	—		376
Deferred income tax liabilities	85	(85)	(g)	—
Operating lease liabilities	229			229
Other liabilities	3	85	(g)	88

Total liabilities	693	—		693

Net parent investment	1,091	—		1,091

Total liabilities and net parent investment	$1,784	$—		$1,784

(a)	Represents a reclassification of customer relationship intangible assets to conform with Carvana’s presentation in intangible assets, net.
(b)	Represents a reclassification of other intangible assets, net to conform with Carvana’s presentation in intangible assets, net.
(c)	Represents a reclassification of trade receivables to conform with Carvana’s presentation in accounts receivable, net.
(d)	Represents a reclassification of the current portion of operating lease liabilities to conform with Carvana’s presentation in other assets.
(e)	Represents a reclassification of accrued employee benefits and compensation expense to conform with Carvana’s presentation in accounts payable and accrued liabilities.
(f)	Represents a reclassification of other accrued expenses to conform with Carvana’s presentation in accounts payable and accrued liabilities.
(g)	Represents a reclassification of deferred income tax liabilities to conform with Carvana’s presentation in other liabilities.

Pro forma reclassifications to the ADESA historical combined statements of operations:

Refer to the table below for a summary of reclassification adjustments made to ADESA’s historical results of operations for the period from January 1, 2021 to December 31, 2021 to conform with Carvana’s historical consolidated statement of operations for the year ended December 31, 2021 as set forth below:

(in millions)	Historical ADESA	Reclassification Adjustments	Notes	Historical ADSESA after Reclassifications
Revenue:
Wholesale vehicle sales	$—	$882	(a)	$882
Auction fees	479	(479)	(a)	—
Service revenue	246	(246)	(a)	—
Purchased vehicle sales	157	(157)	(a)	—

Net sales and operating revenues	882	—		882
Cost of sales	—	600	(b), (c)	600

Gross profit	882	(600)		282
Expenses:
Cost of services (exclusive of depreciation and amortization)	588	(588)	(b)	—
Selling, general and administrative	191	62	(c)	253
Depreciation and amortization	74	(74)	(c)	—
Interest expense, net	1	—		1
Other expense (income), net	(11)	—		(11)

Net income (loss) before income taxes	39	—		39
Income tax provision	9	—		9

Net income (loss)	$30	$—		$30

(a)	Represents a reclassification of purchased vehicle sales, auction fees, and service revenue to conform with Carvana’s presentation in wholesale vehicle sales.
(b)	Represents a reclassification of services (exclusive of depreciation and amortization) to conform with Carvana’s presentation in cost of sales.
(c)	Represents a reclassification of depreciation and amortization to conform with Carvana’s presentation in selling, general, and administrative and cost of sales.

Depreciation and amortization expense (in millions)	Amount	Carvana’s presentation
Depreciation for cost of sales	$ 12	Cost of sales
Depreciation for selling, general, and administrative	24	Selling, general, and administrative
Intangible amortization	38	Selling, general, and administrative

	$ 74

Note 4. Preliminary Purchase Price Allocation

Estimated Purchase Consideration

The total estimated purchase consideration is calculated as follows:

(in millions)	Amount
Enterprise value cash	$2,200
Plus: Final closing date cash	12
Minus: Final closing date indebtedness	—
Plus: Final net working capital adjustment amount	(175)
Settlement of pre-existing relationship	6

Total consideration transferred	$2,043

Note: Closing date networking capital is equal to a) the current assets (other than cash) constituting transferred assets (which is calculated net of reserves, allowances and depreciation) minus b) the current liabilities (other than indebtedness and transaction expenses) constituting assumed liabilities. The target net working capital is zero. If actual net working capital is below or above the target, there will be a decrease or an increase, respectively, to the purchase consideration paid by Carvana. The balances above reflect the adjustment as if the transaction had closed on December 31, 2021.

Preliminary Purchase Price Allocation

The preliminary estimated purchase consideration as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of ADESA based on their preliminary estimated fair values. The fair value assessments are preliminary and are based on available information and certain assumptions, which Carvana believes are reasonable. The following table sets forth a preliminary allocation of the estimated purchase consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of ADESA using ADESA’s balance sheet as of December 31, 2021, adjusted for reclassification alignments to that of Carvana’s historical financial information, with the excess recorded to goodwill:

Description (in millions)	Historical ADESA after Reclassifications	Transaction Accounting Adjustment	Purchase Price Accounting Calculation
Total preliminary aggregate purchase consideration			$2,043
Assets
Cash and cash equivalents	$12	—	$12
Trade receivables, net	179	—	179
Vehicle inventory	16	—	16
Other current assets	6	—	6

Total current assets	213	—	213
Property and equipment, net	446	535	981
Operating lease right-of-use assets	231	—	231
Intangible assets, net	117	103	220
Other assets	2	—	2

Total assets, excluding goodwill	$1,009	$638	$1,647

Liabilities
Accounts payable and accrued liabilities	$349	(6)	$(343)
Accrued employee benefits and compensation expenses	27	—	(27)

Total current liabilities	376	(6)	(370)
Operating lease liabilities	229	—	(229)

Other liabilities	88	(85)	(3)

Total liabilities	$693	$(91)	$(602)

Less: Net assets acquired, excluding goodwill			1,045

Goodwill			998

Less: historical ADESA goodwill	775		(775)

Pro forma adjustment			$223

As of the date of this Current Report on Form 8-K/A, Carvana has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of ADESA’s assets to be acquired or liabilities to be assumed, other than a preliminary estimate for property and equipment, intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain ADESA’s assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of ADESA’s assets and liabilities will be based on ADESA’s actual assets and liabilities as of the closing date and therefore cannot be made prior to the completion of the acquisition and will be made within one year of the closing date.

Upon completion of the acquisition, a final determination of the fair value of ADESA’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statements of operations. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

Note 5. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a) The increase in cash and cash equivalents of $2,095 million was determined as follows:

Cash and Cash Equivalents

Description (in millions)	Amount
Sources for acquisition of ADESA:
Proceeds from unsecured senior notes	$2,275
Less: Capitalized debt issuance costs and original issue discount on debt	(79)
Proceeds from preferred equity issuance	1,000
Less: Issuance discount on preferred stock	(35)

Total cash proceeds	3,161
Uses for acquisition of ADESA:
Transaction costs	(9)
Cash consideration transferred	(2,037)

Total cash uses	(2,046)
Other sources:
Proceeds from Class A common stock issuance	1,000
Less: Issuance costs on Class A common stock	(20)

Total other sources	980

Pro forma net adjustment to cash and cash equivalents	$2,095

(b) Represents an adjustment of $103 million to intangible assets acquired from ADESA expected to be recognized in connection with the transaction, consisting of the following:

Intangible Assets

Description (in millions)	Amount	Estimated Useful Life (in years)
Computer software & technology	$40	6
Customer relationships	180	12
Removal of ADESA’s historical intangible assets	(117)

Pro forma net adjustment to intangible assets	$103

The fair value estimates for all identifiable intangible assets are preliminary and are based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ materially from this preliminary determination.

The estimated fair value of ADESA’s identified intangible assets includes definite-lived intangible assets such as customer relationships and technology. The assumptions used in estimating fair value were made solely for purposes for preparing the foregoing unaudited condensed combined pro forma financial information and the accounting treatment of acquired customer relationships and technology will only be determinable upon closing of the transaction.

(c) Represents the elimination of ADESA’ s historical goodwill of $775 million and the recognition of the preliminary goodwill of $998 million for the amount of estimated purchase consideration in excess of the fair value of the net assets acquired in connection with the transaction:

Goodwill

Description (in millions)	Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed	$998
Removal of Historical ADESA’s historical goodwill	(775)

Pro forma net adjustment to goodwill	$223

(d) Represents an adjustment of $85 million to remove the net deferred tax liability position of ADESA in order to reflect Carvana’s valuation allowance against its deferred tax assets. The assumptions used in assessing the deferred income tax implications of the transaction were made solely for purposes for preparing the foregoing unaudited condensed combined pro forma financial information and the ultimate accounting treatment will only be determinable upon closing of the transaction.

(e) The adjustment eliminates receivables of $6 million recorded in the balance sheet of Carvana and payables of $6 million recorded in the balance sheet of ADESA related to preexisting transactions between the two companies.

(f) The following table is for the issuance of the senior unsecured notes due 2030, resulting in the increase in debt balances as follows:

Debt

Description (in millions)	Amount
Proceeds:
Proceeds from unsecured senior notes	$2,275
Less: Capitalized debt issuance costs and original issue discount	(79)
Pro forma net adjustment to short-term and current maturities of long-term debt	—

Pro forma net adjustment to long-term debt	$2,196

(g) The increase in equity balances consist of the following:

Equity

(in millions)	Adjustments to Historical ADESA	Class A Common Stock Issuance	Transaction Costs	Total Transaction Accounting Adjustments
Class A Common stock	$—	$—	$—	$—
Additional paid-in capital	—	980	—	980
Net parent investment	(1,091)	—	—	(1,091)
Accumulated other comprehensive loss	—	—	—	—
Accumulated deficit	—	—	(9)	(9)

Pro forma net adjustment to equity	$(1,091)	$980	$(9)	$(120)

Adjustments to Historical Equity: Represents the elimination of ADESA’s historical equity balances as of December 31, 2021.

Class A Common Stock Issuance: Represents the issuance of approximately 9,826 thousand shares of Class A common stock at a par value of $0.001, resulting in an increase to additional paid in capital of $980 million, based on Carvana’s closing stock price of $101.77 as of April 19, 2022. This issuance results in a $980 million increase in cash and cash equivalents.

Transaction Costs: Represents $9 million of estimated additional transaction costs expected to be incurred in connection with the transaction, which have been reflected as an increase in accumulated deficit.

(h) The increase in the preferred equity balance consists of the following:

Preferred Equity

Description (in millions)	Amount
Issuance of preferred equity	$1,000
Less: Original issuance costs – preferred equity	(35)

Pro forma net adjustment to preferred equity	$965

(i) The increase in property and equipment or fixed assets of $535 million represents the change from ADESA’s historical net book value to preliminary estimated fair value as follows (in millions):

Property and Equipment

Description (in millions)	Amount
Total fair value of ADESA’s property, plant and equipment acquired	$981
Less: ADESA historical fixed assets	(446)

Pro forma net adjustment to property and equipment	$535

The expected useful lives of the property and plant asset groups acquired from ADESA are as follows:

Estimated Useful Life (in years)
Land	Indefinite
Buildings	5 – 40
Land improvements	5 – 20
Building and leasehold improvements	3 – 33
Furniture, fixtures, equipment and vehicles	1 – 15

Note 6. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

(a)

Represents an adjustment to reflect a decrease to amortization expense for the estimated fair value adjustment of acquired intangible assets on a straight-line basis over the remaining useful life as follows:

Description (in millions)	Estimated Fair Value	Amount
Amortization expense for intangible assets	$220	$21
Less: Historical ADESA amortization		(38)

Pro forma net adjustment to selling, general and administrative expenses		$(17)

(b) Represents an adjustment to record $9 million of estimated transaction costs related to the transaction in general and administrative. These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods.

(c) Represents an adjustment to remove ADESA’s historical tax expense of $9 million. Further, as preliminary assessments are ongoing, no adjustments have been recorded related to tax deduction limitations for transaction costs.

(d) Represents an adjustment to revenue of $20 million and to cost of goods sold for $20 million to eliminate intercompany transactions between Carvana and ADESA for the reporting period.

(e) The following table summarizes key terms related to the 9.00% senior unsecured notes due 2030, based on indicative pricing from the underwriters, which is based on current market environment and trading levels of outstanding debt, and the interest expense (in millions):

Description (in millions)	Principal Balance	Assumed Effective Interest Rate	Amount
Increases to interest expense:
Unsecured senior notes	$2,275	9.70%	$205
Amortization of capitalized debt issuance costs and discounts on the senior notes			8

Pro forma net adjustment to interest expense			$213

There was approximately $2,275 million aggregate principal amount of variable-rate indebtedness on a pro forma basis. As such, financing costs are sensitive to changes in interest rates. For each 0.125% change (increase or decrease) in actual or assumed interest rates, annual interest expense would increase or decrease by approximately $3 million, and income or loss from continuing operations would decrease or increase, respectively, by approximately $3 million.

(f) The following table summarizes the computation of the unaudited pro forma combined weighted average shares outstanding for the year ended December 31, 2021:

(in millions, except number of shares, which are reflected in thousands, and per share amounts)	Year ended December 31, 2021
Numerator:
Pro forma combined net loss	$(435)
Pro forma combined net loss attributable to noncontrolling interests	(209)

Pro forma combined net loss attributable to common stockholders	(226)
Preferred dividend (1)	(115)

Net loss attributable to common stockholders - basic and diluted	$(341)
Denominator:
Weighted average shares of Class A common stock outstanding	82,805
Shares of Class A common stock issued	9,826

Weighted-average shares of Class A common stock outstanding - basic and diluted	92,631

Net loss per share of Class A common stock - basic and diluted	$(3.68)

(1)

Holders of the Preferred Stock will be entitled to receive cumulative dividends which accrue at a rate of 11% per annum on the then-current liquidation preference of the Preferred Stock. Dividends will be added to the liquidation preference if not so declared. The dividend is based on indicative pricing from advisors, which is based on current market environment.

(g) Represents the pro forma adjustment to adjust noncontrolling interest for the portion of net income attributable to the noncontrolling interest based on the relative ownership subsequent to acquiring newly-issued Class A Units in Carvana Group.